UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2007

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2007, Dr. Zhonghan Deng was appointed a Director by Sohu’s Board of Directors to fill a vacancy created by the resignation of Mary Ma. The Board of Directors also named Dr. Deng a member of Sohu’s Audit and Nominating Committees. As consideration for his service on Sohu’s Board, Dr. Deng was granted 3,069 restricted stock units (“RSUs”), with 50% of such RSUs vesting on July 1, 2007 and the remaining 50% vesting on December 31, 2007.

On April 12, 2007, Sohu renewed its employment agreement with Ms. Carol Yu, Sohu’s Co-president and Chief Financial Officer. Under the terms of Ms. Yu’s renewed employment agreement, Ms. Yu will (i) be entitled to receive an annual base salary of $230,000, (ii) receive a $55,000 annual housing allowance, (iii) be eligible for an annual discretionary cash bonus equal to up to 50% of her base salary and (iv) be entitled to receive an amount for tax equalization of up to a maximum of 15% of her base salary and bonus. Ms. Yu will also be eligible to participate in Sohu’s 2000 Stock Incentive Plan, as amended, and will receive health, life and disability insurance. If Ms. Yu terminates her employment with Sohu for good cause or if her employment is terminated by Sohu without cause (as each such term is defined in Ms. Yu’s employment agreement), she shall receive certain severance benefits, including (i) her monthly base salary for the lesser of six months following her termination and the remainder of the term of her employment agreement, (ii) health care coverage for up to six months following her termination, and (iii) a payment of the bonus for the remainder of the year in which she was terminated to the extent that the bonus would have been earned had Ms. Yu’s employment continued through the end of such year, as determined in good faith by Sohu. Unless sooner terminated by either Ms. Yu or Sohu, Ms. Yu’s employment agreement will expire on March 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 16, 2007	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer